Exhibit 99.1

HYLIION HOLDINGS REPORTS FIRST-QUARTER 2025 FINANCIAL RESULTS

AUSTIN, Texas, May 13, 2025 – Hyliion Holdings Corp. (NYSE American: HYLN) (“Hyliion”), a developer of modular power plant technology, today reported financial results for the first quarter ended March 31, 2025, and provided key updates on the development and commercialization of the KARNO™ generator platform.

Key Business Highlights

•Publicly unveiled the KARNO Power Module at Advanced Clean Transportation (ACT) Expo in Anaheim, California, generating strong interest from customers and partners across various sectors including EV charging, hydrogen production, waste gas utilization, and microgrids
•Executed a Letter of Intent (LOI) with MESA Natural Gas Solutions (MESA), a leading oil & gas and industrial power provider, for joint demonstration and potential purchase of up to 12 KARNO units
•Continue to demonstrate strong reliability with the first Early Adopter customer unit deployed with the U.S. Navy, while implementing ongoing upgrades to enhance overall performance
•Secured prospective commitments for over 100 KARNO Power Modules, creating a multi-year backlog across diverse sectors including data centers, military, and industrial applications
•Addressing key engineering challenges by resuming in-house linear electric motor production and implementation of new production methods for a key system component
•Recorded revenue of $0.5 million in the quarter for research and development services
•Reiterated 2025 revenue guidance of $10 to $15 million and product commercialization by end of 2025
•Ended Q1 with $199 million in cash and investments and expect year-end cash balance of approximately $155 million
•Adjusted 2025 cash spending forecast upwards to approximately $65 million due to tariff impacts, increased R&D activity, and additional equipment investments

Executive Commentary

“We kicked off 2025 with meaningful momentum, marked by the successful public debut of the KARNO Power Module and encouraging performance from our first delivered system to the U.S. Navy,” said Thomas Healy, Founder and CEO of Hyliion. “Customer interest continues to remain strong, with over 100 units now under LOIs across a range of sectors, and we remain on track to commercialize the KARNO Power Module by year-end.”

“We’ve made strong progress on the engineering front as well, as we continue to address two critical technical hurdles—linear electric motor manufacturing and the depowdering of a complex printed part. Solutions are now moving forward to overcome these obstacles and increase KARNO Power Module deployments with customers.”

KARNO Commercial Updates

In April, Hyliion publicly unveiled its KARNO Power Module for the first time at the ACT Expo in Anaheim, California. As one of the few companies at the event focused on distributed power generation, Hyliion stood out for offering a fuel-agnostic, modular system designed for clean,

Exhibit 99.1
scalable electricity production. The system drew strong interest from attendees representing EV charging, hydrogen production, microgrids, and waste gas recovery applications highlighting the widespread need for flexible, reliable on-site power.

The Company also signed an LOI with MESA, a leading provider of power systems in the oil & gas and industrial industries. The LOI outlines a demonstration deployment of the KARNO Power Module, with commercial potential for up to 12 units across industrial sites. This arrangement represents another step forward in expanding the application space for the KARNO platform. The LOI is non-binding and is subject to the execution of a definitive purchase agreement prior to deliveries.

Customer traction continued to grow in Q1, with Hyliion having over 100 KARNO units under non-binding LOIs, spanning data centers, EV infrastructure, military programs, waste gas utilization, and industrial applications. The Company also executed initial definitive agreements with all Early Adopter Customers, including the U.S. Navy and Fortune 500 companies. These partnerships will be announced publicly once systems are successfully deployed at customer sites.

Hyliion’s first Early Adopter system with the U.S. Navy is now operational at the company’s Cincinnati facility. The system has been undergoing rigorous validation testing, including frequent start-stop cycling, load following capability, telemetry functionality, and power output assessments. Since entering planned operation testing in March, the system has performed reliably with no unplanned downtime or availability issues.

KARNO Power Module Development

During the first quarter, Hyliion continued to make progress with its development of the KARNO Power Module. The Company remains focused on deploying Early Adopter Customer Units this year while also addressing learnings and enhancement opportunities identified with initial Power Modules. The Company is also scaling up production volume and preparing for product commercialization later this year.

Two previously-identified development challenges—linear electric motor (LEM) production and powder removal from complex printed parts—were actively addressed in the first quarter. LEM supply constraints were tied to slow ramp-up with a contract manufacturing partner, prompting Hyliion to bring key aspects of production back in-house. The Company expects to resume internal LEM production by the end of May to supplement contracted capacity.

On the additive side, Hyliion is validating a new design and process that significantly improves powder removal from the complex mesh-like structures inside the generator’s heat exchanger—known as the “regen.” This change enables the return to a tighter mesh design, restoring expected thermal performance and system efficiency. The updated regen parts are now being tested for production readiness.

Hyliion also continued to ramp its additive manufacturing infrastructure. As of the end of the first quarter, the Company had over 20 3D metal printers in operation, including GE’s latest M Line systems. These machines are central to Hyliion’s plans to vertically integrate and scale component production for the KARNO Core and Power Module. Additional printers are scheduled for delivery throughout the year to support 2026 growth.

Exhibit 99.1
As a result of these technical and operational efforts, Hyliion expects to commercially launch the KARNO Power Module in late 2025. The Company also continues to plan for ten Early Adopter customer unit deliveries this year.

Financial Highlights and Guidance

Hyliion reported first-quarter 2025 revenue of $0.5 million, generated from research and development services performed under the Company’s contract with the Office of Naval Research. Cost of revenue was also $0.5 million, resulting in an approximately breakeven gross margin for the quarter. No revenue was recorded in the first quarter of 2024.

Operating expenses totaled $19.7 million, compared to $19.0 million in the prior-year quarter. The increase was primarily driven by higher R&D expenses, which rose to $12.2 million, up from $8.0 million in the first quarter of 2024. This increase reflects expanded additive manufacturing activity, procurement of long-lead parts, and higher costs associated with ongoing development of KARNO Power Modules. SG&A expenses were $6.1 million, down from $6.6 million in the first quarter of 2024, due to lower facility and insurance costs.

The Company also recorded $1.4 million in exit and termination costs related to the wind-down of its discontinued powertrain business, including a non-cash expense of $1.6 million for the write-down of assets held for sale, partially offset by asset sale gains. The net loss for the quarter was $17.3 million, compared to $15.6 million in the first quarter of 2024.

Cash and investments at quarter-end totaled $198.8 million. First-quarter cash outflows were $20.9 million, including $7.3 million in capital expenditures, primarily for additive manufacturing equipment. The Company now expects full-year 2025 cash outlays of approximately $65 million, up from previous guidance of $60 million. This increase reflects tariff-related cost impacts, R&D acceleration, and additional capital expenditures for expanding additive printing capacity.

Hyliion reiterated its 2025 revenue guidance of $10 to $15 million, driven by sales of KARNO modules and continued R&D service work and highlighted the expectation of a year-end cash and investment balance of approximately $155 million. The Company expects positive gross margins from R&D services in 2025. The Company continues to target breakeven gross margins on a cash basis by the end of 2026, supported by increasing production volume and improved manufacturing costs.

About Hyliion

Hyliion is committed to creating innovative solutions that enable clean, flexible and affordable electricity production. The Company’s primary focus is to provide modular power plants that can operate on various fuel sources to future-proof against an ever-changing energy economy. Headquartered in Austin, Texas, and with research and development in Cincinnati, Ohio, Hyliion is initially targeting the commercial and waste management industries with locally deployable KARNO Power Module that can offer prime power as well as energy arbitrage opportunities. Beyond stationary power, Hyliion will address mobile applications such as vehicles and marine. The KARNO Power Module is a fuel-agnostic solution, enabled by additive manufacturing, that leverages a linear heat generator architecture. The Company aims to offer innovative, yet practical solutions that contribute positively to the environment in the energy economy. For further information, please visit www.hyliion.com.

Exhibit 99.1
Forward Looking Statements

The information in this press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of present or historical fact included in this press release, regarding Hyliion and its future financial and operational performance, as well as its strategy, future operations, estimated financial position, estimated revenues, and losses, projected costs, prospects, plans and objectives of management are forward looking statements. When used in this press release, including any oral statements made in connection therewith, the words “could,” “should,” “will,” “may,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” the negative of such terms and other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on management’s current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. Except as otherwise required by applicable law, Hyliion expressly disclaims any duty to update any forward-looking statements, all of which are expressly qualified by the statements herein, to reflect events or circumstances after the date of this press release. Hyliion cautions you that these forward-looking statements are subject to numerous risks and uncertainties, most of which are difficult to predict and many of which are beyond the control of Hyliion. These risks include, but are not limited to, our status as an early stage company with a history of losses, and our expectation of incurring significant expenses and continuing losses for the foreseeable future; our ability to develop to develop key commercial relationships with suppliers and customers; our ability to retain the services of Thomas Healy, our Chief Executive Officer; the expected performance of the KARNO generator and system; the execution of the strategic shift from our powertrain business to our KARNO business; our ability to comply with governmental regulations related to defense spending and procurement; the suitability of our products for defense applications; and the other risks and uncertainties described under the heading “Risk Factors” in our SEC filings including in our Annual Report (See item 1A. Risk Factors) on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on February 25, 2025 for the year ended December 31, 2024 and in our subsequently filed Forms 10-Q. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. Should one or more of the risks or uncertainties described in this press release occur, or should underlying assumptions prove incorrect, actual results and plans could differ materially from those expressed in any forward-looking statements. Additional information concerning these and other factors that may impact Hyliion’s operations and projections can be found in its filings with the SEC. Hyliion’s SEC Filings are available publicly on the SEC’s website at www.sec.gov, and readers are urged to carefully review and consider the various disclosures made in such filings.

Contacts

Hyliion Holdings Corp.
press@hyliion.com

Investor Relations
ir@hyliion.com

Exhibit 99.1
HYLIION HOLDINGS CORP.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollar amounts in thousands, except share and per share data)

	Three Months Ended March 31,
	2025	2024
Revenues
Research and development services	$489	$—
Total revenues	489	—
Cost of revenues
Research and development services	477	—
Total cost of revenues	477	—
Gross profit	12	—
Operating expenses
Research and development	12,230	7,968
Selling, general and administrative	6,081	6,592
Exit and termination costs	1,423	4,431
Total operating expenses	19,734	18,991
Loss from operations	(19,722)	(18,991)
Interest income	2,468	3,396
Gain on disposal of assets	—	3
Net loss	$(17,254)	$(15,592)

Net loss per share, basic and diluted	$(0.10)	$(0.09)

Weighted-average shares outstanding, basic and diluted	174,344,218	178,482,894

Exhibit 99.1
HYLIION HOLDINGS CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollar amounts in thousands, except share data)

	March 31, 2025	December 31, 2024
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$12,332	$9,227
Accounts receivable	1,987	1,923
Prepaid expenses and other current assets	4,869	6,401
Short-term investments	108,781	110,918
Assets held for sale	—	2,563
Total current assets	127,969	131,032

Property and equipment, net	29,446	25,920
Operating lease right-of-use assets	4,906	5,431
Other assets	985	1,079
Long-term investments	77,670	99,584
Total assets	$240,976	$263,046

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$1,503	$5,243
Current portion of operating lease liabilities	2,497	2,426
Accrued expenses and other current liabilities	5,238	6,622
Total current liabilities	9,238	14,291

Operating lease liabilities, net of current portion	3,710	4,366
Other liabilities	41	—
Total liabilities	12,989	18,657

Commitments and contingencies

Stockholders’ equity
Common stock, $0.0001 par value; 250,000,000 shares authorized; 185,842,864 and 184,428,472 shares issued at March 31, 2025 and December 31, 2024, respectively; 175,232,794 and 173,818,402 shares outstanding as of March 31, 2025 and December 31, 2024, respectively	19	18
Additional paid-in capital	409,166	408,315
Treasury stock, at cost; 10,610,070 and 10,610,070 shares as of March 31, 2025 and December 31, 2024, respectively	(14,132)	(14,132)
Accumulated deficit	(167,066)	(149,812)
Total stockholders’ equity	227,987	244,389
Total liabilities and stockholders’ equity	$240,976	$263,046

Exhibit 99.1
HYLIION HOLDINGS CORP.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollar amounts in thousands)

	Three Months Ended March 31,
	2025	2024
Cash flows from operating activities
Net loss	$(17,254)	$(15,592)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,142	572
Amortization and accretion of investments, net	(575)	(973)
Noncash lease expense	525	78
Gain on disposal of assets, including assets held for sale	(279)	(572)
Share-based compensation	1,295	1,320
Carrying value adjustment to assets held for sale	1,590	5,564
Changes in operating assets and liabilities:
Accounts receivable	(5)	(82)
Prepaid expenses and other assets	1,626	(7,382)
Accounts payable	(54)	(2,573)
Accrued expenses and other liabilities	(1,430)	(3,066)
Operating lease liabilities	(585)	4
Net cash used in operating activities	(14,004)	(22,702)

Cash flows from investing activities
Purchase of property and equipment	(7,334)	(2,818)
Proceeds from sale of property and equipment	219	572
Receipt of security deposit	41	—
Purchase of investments	—	(23,707)
Proceeds from sale and maturity of investments	24,627	53,861
Net cash provided by investing activities	17,553	27,908

Cash flows from financing activities
Proceeds from exercise of common stock options	—	48
Taxes paid related to net share settlement of equity awards	(444)	(295)
Repurchase of treasury stock	—	(11,043)
Net cash used in financing activities	(444)	(11,290)

Net increase (decrease) in cash and cash equivalents and restricted cash	3,105	(6,084)
Cash and cash equivalents and restricted cash, beginning of period	9,892	21,464
Cash and cash equivalents and restricted cash, end of period	$12,997	$15,380